EXHIBIT 10.20
ABITIBIBOWATER. INC.
SEVERANCE PAY PROGRAM
PIERRE ROUGEAU WAIVER AND RELEASE AGREEMENT
     (1) General Release. In consideration for the severance and outplacement benefits described in Section B.1. of the Severance Terms (attached hereto), I, Pierre Rougeau, on behalf of myself and my spouse, family and heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge ABITBIBOWATER INC. (the “Company”) and its respective subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers, their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of their respective predecessors, successors and assigns (collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees related to my employment with and/or separation from employment with the Company and any of the Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement (“Agreement”), including but not limited to:
(a)	claims, actions, causes of action or liabilities arising under the Civil Code of Quebec, An Act Respecting Labour Standards, the Charter of Human Rights and Freedoms or under any other statute or regulation and/or any other federal, or provincial laws; and/or

(b)	any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus/awards, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.
Provided that I hereby expressly retain my entitlements, if any, to pre-filing incentive awards pursuant to the AbitibiBowater 2008 Annual Incentive Plan (including the Synergy Bonus provided for therein), in the pending CCAA and Chapter 11 proceedings.
     (2) Termination Date. My employment with the Company terminated as of March 31, 2011 (the “Termination Date”). I renounce to any and all rights of employment with the Company and/or any of the other Releasees.
     (3) Employee Acknowledgements. I acknowledge that the money and benefits set forth in the Severance Terms attached hereto, excluding the severance pay and outplacement benefits, are all the money and benefits to which I am entitled by law or agreement or otherwise. I further agree that: (i) I have been paid for all hours worked; (ii) I have not suffered any on-the-job injury for which I have not already filed a claim; and (iii) I have received all leave I requested and for which I was eligible.

     (4) Confidentiality of Agreement. I further agree that I shall keep all terms of this Agreement confidential, except that I may make necessary disclosures to attorneys or tax advisors that I retain to advise me in connection with this Agreement.
     (5) Non-Compete. During the 12 months following the Termination Date, I shall not, without the Company’s prior written consent:
     i) engage or become interested, in North America, whether on my own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, partner, principal, agent, advisor, financial backer, shareholder (except as a passive investor in a public Company), or in any other capacity whatsoever, in a business which may fairly be regarded as being in competition with the Business of the Company; or
     ii) assist financially or in any manner whatsoever any person, firm, association or Company, in North America, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public Company), or in any capacity whatsoever to enter into, develop, carry on or maintain a business which may fairly be regarded as being in competition with the Business of the Company.
For the purpose of this Agreement, “Business of the Company” means the manufacture, sale and/or dealing in newsprint, commercial printing papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Company or by any of its subsidiaries and affiliates in the context of the above described activities as of December 31, 2010.
Notwithstanding the foregoing, I may act as financial advisor for competing businesses and/or be hired by a bank or an investment bank and advise competing businesses in such capacity.
     (6) Non-Solicitation of Customers. For a period of 12 months following the Termination Date, except with the Company’s prior written consent, I agree not to, whether on my own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, assist in soliciting, accept, or facilitate the acceptance of the business (which may fairly be regarded as being in competition with the Business of the Company) of any person to whom the Company or its Affiliates has supplied goods or services at any time between January 1, 2008 and December 31, 2010.
     (7) Other Confidential Information. I further agree not to disclose any trade secrets or other confidential and proprietary information (“Confidential Information”) with regard to the business of the Company and/or any of the other Releasees at any time, directly or indirectly, to any third party or otherwise use such Confidential Information for my or their own benefit or the benefit of others for a period of 2 years following the Termination Date.

“Confidential Information” means all valuable and/or proprietary information in any form belonging to or pertaining to the Company (including subsidiaries or affiliates of the Company), its customers and vendors, that would be useful to the Company’s competitors or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology and methods used in Company products and services or planned products and services, (iv) the terms and conditions upon which the Company employs its employees and contracts with independent contractors, (v) marketing and/or business plans and strategies, and (vi) financial reports and analyses regarding Company revenues, expenses, profitability and operations. However, Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by me. The payment of my severance pay and outplacement benefits is contingent on my keeping the confidentiality promises contained in this paragraph 7.
     (8) Other Employees. I further agree I shall not at any time, directly or indirectly, in my own capacity or otherwise, attempt to induce, cause, or persuade another person to terminate his or her employment relationship with the Company or any other Releasee, or to violate the terms of any agreement between such person and the Company or any other Releasee.
     (9) Non-Disparagement. I further agree I shall not, directly or indirectly, (i) at any time disparage or defame and (ii) within 2 years following the Termination Date speak negatively about the Company or any other Releasee, its affiliates, customers or related entities, or its products and services, nor shall I disparage, subvert, disclose or discuss any detail or aspect of the professional careers or personal lives of any Releasee’s directors, officers or employees for any reason whatsoever, except as may be required by law.
     (10) Return of Material. I agree to immediately return all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company or to any of its Affiliates and containing Confidential Information in my possession or directly or indirectly under my control and to destroy all electronic copies thereof. I agree not to make, for my personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or of any of its Affiliates.
     (11) Provisions in the Event of Breach. I agree that, in the event of my actual or threatened breach of any covenant or agreement contained in paragraphs seven (7) through fourteen (11) of this Agreement, the Company shall have the right to enforce the terms and provisions thereof by means of compelling specific performance and/or by means of injunction (including, without limitation, provisional, interlocutory and permanent).
     In addition, and without restricting the foregoing, if I breach any covenant or agreement in paragraphs 5 and/or 6 of this Agreement, the sum of $400,000 shall be deemed to have been forfeited in its entirety and the Company shall be entitled to seek and receive reimbursement from me of this full amount.
     (12) Construction of Agreement. I am represented by counsel in connection with negotiating the terms of this Agreement and have, through my counsel and my own review of this Agreement, had a full and fair opportunity to participate in its drafting. Accordingly, a court interpreting this Agreement should not construe it against the original drafter, but rather construe it giving equal weight to the positions of both parties regarding its meaning.
     (13) Non-Admissions. The fact and terms of this Agreement are not an admission by the Company or any other Releasee of liability or other wrongdoing under any law.
     (14) Additional Employee Acknowledgements. I further agree that:
•	I have carefully read and fully understand all provisions of this Agreement, and am voluntarily entering into this Agreement by signing below;

•	I understand I may take at least twenty-one (21) days to consider this Agreement before signing it;

•	this Agreement, together with the Severance Terms attached hereto, is the entire Agreement between me and the Company regarding the termination of my employment with the Company and other subjects addressed herein or in Attachment A; and

•	this Agreement may not be changed in any way except in a written agreement signed by both me and an authorized representative of the Company.
     (15) Revocation/Payment. I further understand I may revoke this Agreement within seven (7) days after its signing and that any revocation shall be made in writing and submitted within this seven (7) day period to the Manager, Human Resources at the Montreal Head Office (address below). If I do not revoke this Agreement within the seven (7) day period, the Agreement shall become irrevocable. I further understand that if I revoke this Agreement, I shall not receive the severance pay and outplacement benefits.
     (16) Known and Unknown Claims. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     (17) Severability. I further acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.
     (18) Transaction. These presents constitute a transaction pursuant to Articles 2631 and following of the Civil Code of Quebec.

     (19) Language. The parties have requested that this Agreement be drawn up in the English Language. Les parties ont demandé à ce que le présent document soit rédigé en langue anglaise.
     (20) Jurisdiction These presents are governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable in that province, without regard to the principles of conflict of laws.

/s/ Pierre Rougeau Pierre Rougeau

3/28/11 (Date)
PLEASE RETURN THE SIGNED AND DATED WAIVER AND RELEASE AGREEMENT TO THE MANAGER, HUMAN RESOURCES AT THE FOLLOWING ADDRESS:
Julie McMahon
Manager, Human Resources
AbitibiBowater Inc.
1155, Metcalfe Street, Suite 800
Montreal, Quebec H3B 5H2

SEVERANCE TERMS
ABITIBIBOWATER INC. (the “Company”)
AND
PIERRE ROUGEAU (“Executive”)

A. Status and Effective Date	Executive transitioned from Executive Vice President, Operations and Sales to Special Executive Advisor reporting to the President and Chief Executive Officer effective January 17, 2011. Executive resigned as officer and director of the Company and all its subsidiaries and affiliates effective January 17, 2011.

Executive’s employment to terminate on March 31, 2011 (“Termination Date”). As further set forth in C.1. below, Executive shall serve as a consultant to the Company from the Termination Date until June 30, 2011, on a special assignment to negotiate an exit of Mersey and Calhoun partners.
B. Compensation

1. Severance and Benefits	Severance pay of US$761,620.

Executive to be eligible to continued AbiBowFlex coverage at his own cost ($284.76 per month representing $192.11 for medical coverage and $92.65 for dental coverage, all to be paid via post-dated cheques to be provided to Human Resources) until the earlier of i) May 5, 2012 or ii) the date Executive starts employment with another employer. All other coverage (i.e. short and long term disability) ceased on the Termination Date.

As a condition to the receipt of severance pay and benefits, the Executive must execute and not revoke a Waiver and Release Agreement in the form attached hereto. Pursuant the Waiver and Release Agreement, the Executive shall waive all claims against the Company, its subsidiaries and affiliates.

Only severance pay amounts that exceed statutory requirements are conditioned on execution of a Waiver and Release Agreement that is not later revoked. The Executive will have 21 days to review and consider the Waiver and Release Agreement and seven (7) days for revoking same.

Severance will be paid in the form of a lump sum payment 15 days after the Executive signs the Waiver and Release Agreement and the seven (7) day period for revoking such agreement expires. An amount corresponding to any personal expenses outstanding on the Corporate Amex card will be withheld from the net severance should such balance not be paid by the Executive prior to payment of severance.

2. Equity and Incentive Awards	Executive entitlement to STIP and LTIP as follows:
o 2010 STIP was paid on March 15, 2011 (US$210,375);

o Entitlement to 2011 STIP on a pro-rata basis up to the Termination Date, in accordance with plan text and as per normal payment terms; i.e. if and when approved for payment by the Board in 2012.

o   LTIP emergence grant: Company to allow continued vesting until December 9, 2011 (one year vesting). Options to remain exercisable for one-year following the later of June 30, 2011 or the end of the Consulting Agreement.

3. Vacation	Accrued vacation: 4 weeks plus 8% of base salary from January 1, 2011 to the Termination Date.

4. Pension plans	Qualified and Registered Pension Plans — entitlements in accordance with the terms of the plans to the extent then vested, consistent with payments to other participants.

SERP Benefits

The Executive has waived all his SERP claims in the creditor protection proceedings. As a result, his SERP benefits accrued up to emergence have been reinstated and fully recognized in the new SERPs put in place by the Company.

Pursuant to the 2010 DC SERP, the Executive will be entitled to a lump sum payment in accordance with the plan text (two instalments). As regards the Executive’s entitlements under the Canadian DB SERP, the Company will pay the Executive his accrued benefits as a lump sum (two instalments) once Executive retires (i.e. not earlier than at age 55), provided that if these benefits have been secured in part or in total on the Executive’s retirement, these benefits will be paid in the form of monthly payments.

Mercer to provide details on qualified and registered pension plans and SERP entitlements.

5. Indemnification/D&O	Corporate indemnification in accordance with relevant charters, by-laws and applicable law, and consistent with the plans of reorganization.

D&O coverage: applicable post-termination/post-service tail coverage.

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6. Legal Fees	Executive will be entitled to reimbursement of reasonable legal fees, up to $10,000 plus expenses, incurred in the negotiation and documentation of the definitive separation agreement.

C. Consulting Agreement

1. Term	Executive to serve as a consultant to the Company for three months after termination of employment (the “Consulting Period”), taking instructions for the President and Chief Executive Officer.

Subject to C.3 below, Consulting Agreement may be terminated sooner by the Company or the Executive upon 5 days notice.

2. Compensation	Consulting fees of $32,000 per month.

Executive will be treated as an independent contractor and will not be entitled to any benefits or other amounts from the Company during the consulting term (other AbiBowFlex continued coverage as per B.1 above).

Reimbursement of Executive’s business expenses incurred as a result of the consultancy arrangement.

3. Termination Attainment	Executive will be entitled to continue to receive monthly payments through the Consulting Period if the Executive’s consulting agreement is terminated prior to the end of the such period (i) by the Company other than for Cause, (ii) by Executive for Good Reason, or (iii) upon Executive’s death or disability.

D. Restrictive Covenants	The restrictive covenants set forth in this agreement supersede any restrictive covenants provided for in other arrangements and plan texts of the Company.

1. Non-Competition	During the 12 months following the Termination Date, the Executive shall not, without the prior written consent from the Company:

i) engage or become interested, in North America, whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, partner, principal, agent, advisor, financial backer, shareholder (except as a passive investor in a public Company) or in any other capacity whatsoever, in a business which may fairly be regarded as being in competition with the Business of the Company; or

ii) assist financially or in any manner whatsoever any person, firm, association or Company, in North America, whether as principal, agent, officer, employee, manager, advisor, financial

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backer, shareholder (except as a passive investor in a public Company) or in any capacity whatsoever to enter into, develop, carry on or maintain a business, which may fairly be regarded as being in competition with the Business of the Company.

For the purpose of this agreement, “Business of the Company” means the manufacture, sale and/or dealing in newsprint, commercial printing papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Company or by any of its subsidiaries and affiliates in the context of the above described activities as of December 31, 2010.

Notwithstanding the foregoing, the Executive may act as financial advisor for competing businesses and/or be hired by a bank or an investment bank and advise competing businesses in such capacity.

2. Non-Disclosure	For a period of 2 years following the Termination Date, the Executive hereby covenants and agrees with the Company that he will not, except with the prior written consent, directly or indirectly, disclose to any person or in any way make use of in any manner, any of Confidential Information, provided that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by the Executive.

3. Non-Solicitation of Customers	For a period of 12 months following the Termination Date and except with prior written consent, the Executive agrees not to, whether on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, assist in soliciting, accept, facilitate the acceptance of the business (which may fairly be regarded as being in competition with the Business of the Company) of any person to whom the Company or its Affiliates has supplied goods or services at any time between January 1, 2008 and December 31, 2010.

4. Applicability to Affiliates	The obligations undertaken by the Executive may be enforced directly against the Executive by any Affiliate of the Company, to the extent applicable.

5. Provisions in the Event of Breach	The Executive agrees that, in the event of any actual or threatened breach by the Executive of any of the covenants or agreements contained in this provision, without prejudice to any and all other rights and recourses of the Company, the Company shall have the right to enforce the terms and provisions thereof by means of

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compelling specific performance and/or by means of injunction (including, without limitation, provisional, interlocutory and permanent).

In addition, and without restriction to the foregoing, in the event of a breach by the Executive of his non compete, non solicitation and confidentiality obligations, the sum of $400,000 hereof shall be deemed to have been forfeited in its entirety and the Company shall be entitled to seek reimbursement of this gross amount.

6. Return of Material	Upon the Termination Date, the Executive agrees to return all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company or to any of its Affiliates and containing Confidential Information in the possession of the Executive or directly or indirectly under the control of the Executive and to destroy all electronic copies thereof, except as necessary for purposes of rendering services during the Consultation Period. Any material retained by the Executive during the Consultation Period will be returned at the end of such period. The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or of any of its Affiliates.
     We trust that all of the foregoing is agreeable to you and would ask you to kindly confirm your agreement in principle by signing in the space below.

AbitibiBowater Inc.
Per:	/s/ Richard Garneau
RICHARD GARNEAU

Acknowledged and accepted

/s/ Pierre Rougeau PIERRE ROUGEAU
Dated: 3/28/2011

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